Exhibit 99.1

April 1, 2009	MEDIA AND INVESTOR RELATIONS CONTACT:	Karen Taylor
	Phone:	303/633-2913
	24-Hour:	303/809-9160

DCP MIDSTREAM PARTNERS COMPLETES ACQUISITION OF ADDITIONAL

INTEREST IN EAST TEXAS JOINT VENTURE FROM DCP MIDSTREAM

DENVER – DCP Midstream Partners, LP (NYSE: DPM) (the Partnership) announced today it has completed the previously announced acquisition of an additional 25.1 percent ownership interest in DCP East Texas Holdings, LLC from the owner of its general partner, DCP Midstream. The transaction was fully financed through the issuance of Partnership units to DCP Midstream. The Partnership now owns 50.1 percent of the East Texas joint venture, with DCP Midstream owning the remaining interest.

“We are pleased to have continuing strong support from our sponsors, DCP Midstream and its owners, Spectra Energy and ConocoPhillips,” said Mark Borer, president and chief executive officer of the Partnership. “This transaction is immediately accretive to cash flow, increases our ownership position in the dynamic East Texas area and delivers on another key element of the business plan we committed to in December.” Tom O’Connor, chairman, president and chief executive officer of DCP Midstream, added, “The Partnership continues to be an important component of DCP Midstream’s enterprise growth strategy, and we remain steadfast in positioning it for long term success.”

DCP Midstream contributed a 25.1 percent interest in exchange for 3.5 million Class D units. The Class D units will automatically convert into Common Units in August 2009 and will not be eligible to receive a distribution from the Partnership until the second quarter distribution payable in August 2009. DCP Midstream also provided the Partnership with a fixed price natural gas liquids (NGL) hedge by NGL component for the period of April 2009 to March 2010 for the newly acquired interest. The transaction is expected to generate approximately $15 million of adjusted EBITDA for the Partnership during the next twelve months.

The East Texas joint venture includes a 780 million cubic feet per day (MMcfd) processing complex, approximately 900 miles of gathering pipelines, 25,000 horsepower of compression, and the Carthage Hub, a key exchange point for the purchase and sale of residue gas with aggregate delivery capacity of 1.5 billion cubic feet per day.

This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from what management anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on the Partnership’s results of operations and financial condition are:

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the extent of changes in commodity prices, our ability to effectively limit a portion of the adverse impact of potential changes in prices through derivative financial instruments, and the potential impact of price on natural gas drilling, demand for our services, and the volume of NGLs and condensate extracted;

•	general economic, market and business conditions;

•	the level and success of natural gas drilling around our assets, and our ability to connect supplies to our gathering and processing systems in light of competition;

•	our ability to grow through acquisitions, contributions from affiliates or organic growth projects, and the successful integration and future performance of such assets;

•	our ability to access the debt and equity markets;

•	our ability to purchase propane from our principal suppliers for our wholesale propane logistics business;

•	the credit worthiness of counterparties to our transactions; and

•	the amount of collateral we may be required to post from time to time in our transactions.

Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

DCP Midstream, LLC, headquartered in Denver, Colorado, leads the midstream segment as one of the nation’s largest natural gas gatherers and processors, and the largest natural gas liquids (NGLs) producer. DCP Midstream operates in 16 states across the five largest natural gas producing regions in the United States. DCP Midstream is a 50-50 joint venture between Spectra Energy and ConocoPhillips. DCP Midstream owns the General Partner of DCP Midstream Partners, LP, a master limited partnership, and provides operational and administrative support to the partnership. For more information, visit the DCP Midstream, LLC Web site at http://www.dcpmidstream.com.

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, treats, processes, transports and markets natural gas and natural gas liquids and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP web site at http://www.dcppartners.com.